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Press Release

Contact: Gregg Linn Phone: (480)538-0558	FOR IMMEDIATE RELEASE February 3, 2010

WE SAVE HOMES, INC. SIGNS NEW SOFTWARE LICENSING AGREEMENT

IRVINE, CA, FEBRUARY 3, 2010:  We Save Homes, Inc. (WESA: OTC-BB) is proud to announce the signing of a software licensing agreement with Mitigation Professionals, LLC Newport Beach, CA (“Mitigation”).  Mitigation advocates and recognizes eTurboMod™ as the leading edge industry software. In an effort to simplify the mitigation process and documentation flow, Mitigation has chosen We Save Homes Inc. (“WESA”) to help provide their clients with eTurboMod™.   Mitigation offers an extensive client base with many industry tools. During 2009, Mitigation served thousands of clients and expects to integrate WESA’s eTurboMod™ into a majority of their existing clients.  Mitigation will be working directly with the lenders to rectify their non-performing asset pools through loan modifications, short sales, deed-in-lieus, etc. Mitigation Professionals, LLC will also be managing and supporting clients with any failed modification negotiations by guiding clients through short sales, Cash4keys, and other foreclosure alternatives.

Andrew Kardish, WESA’s Chairman said, “The contract with Mitigation Professionals, LLC begins WESA’s industry wide rollout of our eTurboMod™ software.  During 2010, we expect continued industry wide adaptation to our eTurboMod™ software.” Mitigation Professionals, LLC’s President, Glen Reneau noted “We are very excited to start integrating the eTurboMod™ software into our product offering and expect an immediate cost and efficiency benefit from the software.  After extensive research, we have determined that the eTurboMod™ software is the best in class.”

ABOUT WE SAVE HOMES, INC

WE SAVE HOMES, INC. is the only publically traded loan modification, loss mitigation and short sale software Company to assist homeowners nationwide. Through their network, WESA’s mission is to keep Americans in their homes. In the event this is not possible, eTurboMod™ empowers the home owner to realize his or her optimal solution.

WESA is a software technology solutions company that provides the mortgage risk management industry with internet distributed software that enables collaboration and communication for loan modifications, foreclosures, loss mitigation and short sales. The eTurboMod™ system enables an organized process to link the mortgagor’s critical documents with the loan servicing company’s process for evaluating and restructuring the mortgage notes. To impress on our government, the need for uniformity in processes industry wide. WESA has been actively involved with Federal and State Lawmakers and the Banking Industry to effectively construct a consistent process and equal policy through an automated software technology platform that would facilitate absolute precision and management.

We Save Homes, Inc. was founded by a group of Real Estate, Mortgage, Financial and Legal Professionals dedicated to educating and assisting homeowners. It is our vision to empower homeowners with knowledge so they may make better informed decisions and remain in their homes during these tough economic times. WESA has successfully created a multilingual network of resources that facilitate the loan modification process.

Visit our website at www.wesavehomes.com or contact us at:(877)593-4464.

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